EXHIBIT B

to

Distribution Agreement

DISTRIBUTION FEE SCHEDULE

The prices contained herein are effective beginning January, 2008 through December, 2010. Unified’s pricing is subject to change based upon material changes to the Funds business model and as mutually agreed upon at such time. Additional services not contemplated in this schedule will be negotiated on a case-by-case basis.

I.	Standard Fee*

A monthly fee equal to an annual rate of 0.01% of the average daily net assets of the Trust, subject to a monthly minimum fee. The monthly minimum fee is calculated as $300 times the number of portfolios in the Trust.

*Base Fees do not include out-of-pocket expenses which include but are not limited to: printing, postage and handling, shipping, record storage, legal expenses associated with negotiating customized agreements with selling group counterparties and regulatory filing fees and all other expenses incurred on behalf of the Trust. Additional fees not contemplated in this schedule will be negotiated on a per occurrence basis.

II.	Additional Services

•	Sales literature & document review (including websites) - $150.00 per hour, plus NASD filing fees.
•	NASD and other filing fees	- Pass through
•	Travel and Out-of-Pocket Expenses	- Pass through
•	Other duties as agreed upon	- Negotiable

Please sign below. Your signature indicates acceptance of the Distribution fee schedule.

Dreman Contrarian Funds	Unified Financial Securities, Inc.

By:__________________________________________	By:__________________________________________

Print Name:___________________________________	Print Name:___________________________________

Title:________________________________________	Title:________________________________________

Date:_______________________________________

Attest:_______________________________________

Unified Financial Securities, Inc.                            January 2008                                       Dreman Contrarian Funds - 7